Exhibit 10.2
EMPLOYMENT AGREEMENT
The undersigned:
1.	The company incorporated under the laws of the Netherlands, AMERICAN MEDICAL SYSTEMS EUROPE B.V., hereinafter to be referred to as: “the Employer”, with registered office in Amsterdam and place of business in Breukelen, Straatweg 66H, 3621 BR, The Netherlands, for this purpose duly represented by Ignasi Vivas, Managing Director AMS Europe BV;
And
2.	Francois Georgelin, presently residing at 65, rue Page 1050 Brussels, Belgium, hereinafter to be referred to as: “the Employee”;
The Employer and the Employee shall collectively be referred to as the “Parties”.
WHEREAS:
The Employer wishes to employ the Employee and the Employee has agreed to accept the employment subject to the terms and conditions as set forth below.
DECLARE TO HAVE AGREED AS FOLLOWS:
Article 1: Duration
1.1	This agreement will commence on 9th January 2009 and is entered into for an indefinite period of time.

1.2	After the first month of the employment agreement, each of the Parties may terminate this employment agreement with due observance of a notice period of 6 months for the Employer and a notice period of 3 months for the Employee. Notice shall be given against the end of a calendar month.

1.3	The employment agreement shall terminate in any event without notice of termination is being required on the first day of the month in which the Employee will be entitled to an old age pension on behalf of the Employer or on the first day of the month in which the Employee reaches the age of 65 years.

1.4	In the event of a termination of this employment agreement by or on the initiative of the Employer, the Employee is entitled to a compensation for damages in that respect of gross €204,340. The Employee shall not be entitled to the aforementioned compensation in the event that (i) the employment agreement is terminated during the trial period as defined in article 1.2 of this employment agreement, (ii) the employment agreement is terminated for urgent cause as referred to in section 7:678 of the Dutch Civil Code (Burgerlijk Wetboek) (“DCC”), (iii) the employment agreement is terminated after 2 years of illness of the Employee, (iv) the employment agreement is terminated by the Employee or (v) if the employment agreement is terminated for cause as referred to in article 7:685 of the Dutch Civil Code, being amongst other things, but not limited to, (1) the Employee’s failure (except where due to a disability as defined under (B) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Employee within 30 days of receipt by the Employee of written notice from the Employer of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (2) any wilful or intentional act of the Employee that has the effect of injuring the reputation or business of the Employer or its affiliates in any material respect; (3) any continued or repeated absence from the Employer, unless such absence is (A) approved or excused by the Board of Directors or (B) is the result of the Employee’s illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (4) use of illegal drugs by the Employee or repeated drunkenness; (5) conviction of the Employee for the commission of a felony; or (6) the commission by the Employee of an act of fraud or embezzlement against the Employer.
Article 2: Position, rights, duties and workplace

2.1	The Employee enters into the Employer’s service in the position of Vice President, General Manager EMEA.

2.2	The Employee shall perform, to the best of his abilities, all the duties in connection with the business of the Employer which may reasonably be assigned to him by or on behalf of the Employer and shall act in accordance with the instructions issued by or on behalf of the Employer.

2.3	The Employee recognizes that the Employer is committed to the values and policies contained in the Employee Handbook for American Medical Systems Europe BV, the Code of Conduct, and the Avoidance of Patient Contact Policy, and that any violation may result in disciplinary action, up to and including dismissal.

2.4	The office of the Employer at Straatweg 66H 3621 BR, Breukelen, Netherlands, will be the normal workplace of the Employee.

2.5	The Employer will be entitled, after consultation with the Employee, to change the place of employment.
Article 3: Remuneration
3.1	The Employee’s salary amounts to a gross base salary of €240,393.48 per annum in thirteen monthly payments (12 months ordinary salary and one month holiday pay, payable in May of each year) in arrears. In addition, the Employee will also be eligible for, at a minimum, an annual bonus of 30% of his base salary at target. In 2009, the Employee will be eligible for a target bonus of gross €84,143.08 per annum payable on achievement of targets to be agreed upon with the Employee’s manager. The bonus amount to be awarded will be prorated based on the commencement date of this employment agreement and has a maximum payout of two times target in 2009. Every year the bonus scheme will be redesigned at the employer’s discretion. The Employee will not be eligible to overtime payments.

3.2	The salary will be subject to the (usual) deductions. Your compensation will be reviewed annually at year-end and increases will be purely discretionary on the part of Employer’s management.
Article 4: Business hours
4.1	Usual business hours are from Monday until Friday from 09.00 a.m. until 06.00 p.m. — the working week will be of 40 hours duration.

4.2	The Employee will be obliged to work overtime at the request of the Employer, insofar as the circumstances of the Company so require in view of the Employer. The Employer shall pay no compensation for overtime work.
Article 5: Holidays
5.1	The Employee is entitled to 25 working days vacation per annum plus all Netherlands’ bank holidays.
Article 6: Illness and other absence
6.1	If the Employee is not capable of performing his duties due to illness or due to any other disability, he will inform the Employer as soon as possible, but nevertheless before 9.00 a.m. at the latest on the first day of sickness.

6.2	In case of illness or disability, the Employer will pay 100% of the basic salary, referred to in article 3.1. to the Employee during a maximum period of 52 weeks as from the first day of illness. In case of illness of the Employee during the weeks 53 up to and including 104, the Employer will pay 70 % of the Employee’s gross basic salary, according to the relevant provisions in article 7:629 Dutch Civil Code. The above applies, however, only if and to the extent that pursuant to the requirements of article 7:629, sub 3 through 7 of the Civil Code, the Employer is under the obligation to continue to pay the salary in accordance with article 7:629, sub 1 of the Civil Code.

6.3	The Employee shall not be entitled to the salary payment referred to in paragraph 2 of this article if, and to the extent that, in connection with his sickness, he can validly claim damages from a third party as a result of loss of salary and if and to the extent that the payments by the Employer set forth in paragraph 2 of this article exceed the minimum obligation referred to in article 7:629 sub 1 of the Civil Code. In this event, the Employer shall satisfy payment solely by means of advanced payments on the compensation to be received from the third party and upon assignment by the Employee of his rights to damages vis-à-vis the third party concerned up to the total amount of advanced payments made. The advanced payments shall be set-off by the Employer if the compensation is paid or, as the case may be, in proportion thereto.
Article 7: Health Insurance, Pension Plan and Stock Options
7.1	The Employee is entitled to contributions by the Employer to the Employer’s health insurance scheme as outlined in the employee handbook.

7.2	The Employee is entitled to contributions by the Employer to the Employer’s pension and insurance schemes of a percentage of the base annual combined salary as outlined in the employee handbook.

7.3	Pending approval of the Compensation Committee of the AMS Board of Directors, you will be granted a Non-Qualified stock option for 100,000 shares of AMS Common Stock at Fair Market Value on the grant date. This option will vest over a period of four years and will be exercisable for a period of 7 years from the grant date, provided that you remain an employee of the Employer. The details concerning the Non-Qualified stock options will be specified in a separate stock option agreement.
Article 8: Trade secrets, Confidentiality, and documents
8.1	The Employee undertakes, both during the existence of the employment agreement, as well as after termination thereof, irrespective of the reason, not to disclose to anyone, (including other employees in the service of the Employer, unless these persons need the information with respect to their activities), any Trade Secrets (as defined in article 8.4), or Confidential Information (as defined in article 8.5) or create the possibility to use working methods or other facts (including information regarding business relations of the Employer), that were known to the Employee as a result of his employment with the Employer and of which the confidential character reasonably could have been assumed.

8.2	It is prohibited to the Employee to have or keep in his possession any books, correspondence, notes, drawings, calculations and other documents of which the confidential character can be assumed or copies or drawings thereof, and that belong to the Employer, to use for other purposes than the business of the Employer, or to show or dispose to third parties without prior written approval of the Employer.

8.3	All correspondence, notes, drawings, calculations, etc. as mentioned under paragraph 1 and 2 of this Article (even if they are put at the disposal of the Employee, or were personally addressed and sent to the Employee), have to be returned at first request of the Employer, and in any event at the termination of the employment agreement, together with all other company properties that the Employee possesses.

8.4	The Employer has, and is expected to develop certain concepts, products, processes, information, designs, ideas, policies and procedures, for the purpose of this employment agreement collectively referred to as “Trade Secrets”, which the Employer uses in its business and which give the Employer an advantage over competitors who do not know, understand or use these secrets. Trade Secrets include the following information:
•	information which in any way relates to the Employer’s design, engineering, manufacturing or management activities, financial condition, financial operations, purchasing activities, business plans and marketing activities;

•	information acquired or compiled by the Employer regarding actual or potential customers, including their identities, their development prospects, financial information concerning their business operations, identity and quantity of products or services purchased from the Employer, and all related accounts receivable information;

•	information concerning or resulting from the development of internal policies, procedures, standards, quality or productivity measures or tools; and

•	any other information (in whatever form) as may, from time to time, be designated by the Employer as “Proprietary” or a “Trade Secret.”
8.5	The Employer has, and is expected to develop other Confidential Information, concepts, designs, policies, and procedures having independent economic value from not being generally known or ascertainable by proper means which the Employee will or may learn in the course of his employment with the Employer but which does not constitute Trade Secrets as described above. For purposes of this employment agreement, “Confidential Information” means any proprietary, confidential or competitively sensitive information and materials which are the property of or relate to the Employer including, without limitation:

•	the identity of the Employer’s past, present and prospective customers, clients or business contacts, and all documents, information and materials which concern or relate to such customers, clients or business contacts;

•	marketing, sales, and advertising information; marketing and sales techniques, strategies, efforts and data; business plans and product development and delivery schedules; market research and forecasts;

•	organizational information, such as personnel and salary data, merger, acquisition and expansion information; information concerning methods of operation; divestiture information, and competitive information pertaining to the Employer’s distributors;

•	technical information such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, and new products;

•	information disclosed to the Employee as part of any specialized, proprietary training process; and

•	information of third parties provided to the Employee subject to non-disclosure restrictions for use in the Employee’s business for the Employer.
Article 9: Non-competition and Non-solicitation
9.1	The Employee acknowledges that the agreements and covenants contained in this employment agreement are essential to protect the value of the Employer’s business and assets and by his or her current employment with the Employer, the Employee has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Employer and to the Employer’s substantial detriment. In consideration of the foregoing and the other covenants and agreements of the Employer set forth herein, the Employee agrees to the restrictions contained in this Section.

9.2	The Employee agrees that the Employee will not, during the Employee’s employment with the Employer and for a period of one year following the date of the termination of the Employee’s employment with the Employer (the “Restrictive Period”), directly or indirectly solicit, or assist anyone else in the solicitation of, any of the Employer’s employees, or former employees who worked for the Employer for the purpose of hiring them, engaging them as consultants, or inducing them to leave their employment with the Employer. If the Employee is approached by one of the Employer’s employees or former employees regarding potential employment, consultation or contract, as described above during the Restrictive Period of non-solicitation, the Employee must immediately (1) fully inform the employee or former employee of the Employee’s non-solicitation obligation described above; and (2) refrain from engaging in any communication with the employee or former employee regarding potential employment, consultation or contract.

9.3	“Employer Product” means any product, product line or service that has been designed, developed, manufactured, marketed, sold or is under research, development, or is being pursued through acquisition or licensure, or has been the subject of disclosure to the Employer in response to a due diligence process by the Employer, at any time during the Employee’s employment with the Employer.

9.4	“Competitive Product” means goods, products, product lines or services developed, designed, manufactured, marketed, promoted, sold, serviced, or that are in development or the subject of research by any Person that are the same or similar, perform any of the same or similar functions, may be substituted for, or are intended or used for any of the same purposes as an Employer Product.

9.5	“Conflicting Organization” means any Person (including the Employee), and any parent, subsidiary, partner or affiliate of any Person, that engages in, or is about to become engaged in, the development, design, production, manufacture, promotion, marketing, sale, support or service of a Competitive Product.

9.6	The Employee agrees that the he will not, during the Restrictive Period, alone or in any capacity with another Person (e.g., as an advisor, consultant, principal, agent, partner, officer, director, shareholder, employee or otherwise), within any geographic area where the Employer does business:

9.7	directly or indirectly disclose to a Conflicting Organization the names or any other information regarding the Employer’s customers, or, on behalf of a Conflicting Organization, call on, solicit, take away, or attempt to call on, solicit, or take away any of the customers of the Employer on whom the Employee called, or otherwise had contact on behalf of the Employer, or developed knowledge regarding the customer’s need for or use of Competitive Product(s); or

9.8	seek or obtain employment with, work for, consult with, or lend assistance to any Conflicting Organization in a capacity which is the same as or similar to the employment capacity the Employee performed on behalf of the Employer; or

9.9	directly or indirectly participate in or support in any capacity the manufacture, invention, development, testing or research of any Competitive Product; or

9.10	disrupt, damage, impair, or interfere with the business of the Employer whether by way of interfering with or disrupting the Employer’s relationship with employees, customers, agents, representatives or vendors.

9.11	During the Restrictive Period, the restrictions contained in this Section will not prevent the Employee from accepting employment with, or providing consulting services to, a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Employer, if prior to accepting such employment or providing such consulting services, the Employer receives separate written assurances from the prospective employer and from the Employee, satisfactory to the Employer, confirming that the Employee will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Employer. During the Restrictive Period set forth in this Section, the Employee will inform any new employer, prior to accepting employment or providing consulting services, of the existence of this Agreement and provide such employer with a copy of this Agreement.
Article 10: Additional activities
10.1	Without the prior written consent of Employer, the Employee shall not undertake — whether or not against payment - any additional activities for/with third parties and/or conduct any business for his/her own account.
Article 11: Penalty clause
11	In the event the provisions of article 8, 9 and/or article 10 are being infringed upon, the Employee shall forfeit to the Employer, without any further notice of default being required to be served and by way of departure form the provisions as per subsections (3), (4) and (5) of Section 650 of Book 7 of the Dutch Civil Code, an immediately payable penalty which shall not be open to mitigation in the amount of EUR 10,000 per breach and EUR 1,000 for each day or part thereof that such breach continues, without prejudice to the Employer’s right to demand that the Employee should compensate it for its actual loss.
Article 12: Conversion
12.1	If any article or paragraph of this agreement will be declared null and void, this will not affect the validity of the rest of this agreement. Any paragraph so declared will be (re) negotiated in good faith.
Article 13: Applicable law and jurisdiction
13.1	This agreement is construed and governed by the law of the Netherlands.

13.2	All possible disputes with regard to or arising from this agreement will be brought before the competent Court in the Netherlands.
Article 14: General
14.1	This agreement sets forth the entire understanding of the Parties and supersedes all previous oral or written representations.

14.2	In order to become effective, alterations and additions to this agreement must be in writing and with regard to the Employer, solely when a decision to that effect has been taken by the competent body of the Employer.
Thus agreed upon and drawn up in duplicate in Breukelen, the Netherlands on 20 October 2008

/s/ Anthony Bihl	/s/ Francois Georgelin
Anthony Bihl	Francois Georgelin
President and CEO
American Medical Systems, Inc.
On behalf of American Medical Systems Europe B.V.